Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Kyverna Therapeutics, Inc.

Emeryville, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated October 4, 2023, except for Note 15, which is dated January 31, 2024, relating to the financial statements of Kyverna Therapeutics, Inc. (the Company), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, P.C.

San Diego, California

January 31, 2024